AMENDMENT NO. 2 TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of January 1, 2012 (the "Effective Date"), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the "Company"), and BRENT B. BICKETT (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of July 2, 2008, as amended on October 30, 2009 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.The first sentence of Section 4 of the Agreement is deleted and the following shall be inserted in lieu thereof:
2.Salary. During the Employment Term, the Company shall pay the Employee an annual base salary, before deducting all applicable withholdings, of no less than $275,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies.
3.The last sentence of Section 5(d) is deleted and the following shall be inserted in lieu thereof:
Unless provided otherwise herein or the Board determines otherwise, no Annual Bonus shall be paid to the Employee unless the Employee is employed by the Company, or an affiliate thereof, on the last day of the Annual Bonus measurement period.
IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ MICHAEL L. GRAVELLE
Its: Chief Legal Officer and Corporate Secretary

BRENT B. BICKETT

/s/ BRENT B. Bickett
Name: